UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2026

____________________

IdentifySensors Biologics Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	85-1615176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

20600 Chagrin Boulevard, Suite 450 Shaker Heights, Ohio	44122
(Address of principal executive offices)	(zip code)

(216) 543-3031

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.0001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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Item 1. Business

As used in this Annual Report, all references to the “Company,” “ISB,” “we,” “us” and “our” refer to IdentifySensors Biologics Corp.

Company Overview

IdentifySensors Biologics Corp., a Delaware corporation (the “Company” or “ISB”), is a bio-nanotechnology company developing Check4®, a solid-state, semiconductor-based molecular diagnostic platform designed to detect clinically relevant genetic targets directly from biological samples without complex workflows. The Company’s technology is intended to simplify molecular testing by eliminating nucleic-acid amplification, enzymes, fluorescent labels, and sequencing from the detection process, while enabling rapid electronic readout of selected biomolecule binding.

The Company’s current strategic focus is precision oncology, initially through liquid-biopsy testing for selected epidermal growth factor receptor (“EGFR”) and Kirsten rat sarcoma viral oncogene homolog (“KRAS”) mutations in circulating tumor DNA (“ctDNA”) from plasma in non-small cell lung cancer (“NSCLC”). EGFR and KRAS are important NSCLC biomarkers because mutations in these genes can drive tumor growth and inform targeted therapy. Acquired resistance to targeted therapies is common, and monitoring these mutations over time may help identify changes associated with resistance or disease progression. Check4 is being developed primarily for longitudinal treatment and resistance monitoring, while complementing comprehensive genomic profiling through focused testing of actionable and resistance-associated mutations. The Company may also evaluate potential companion-diagnostic applications in the future, subject to applicable FDA requirements.

The Company intends initially to commercialize Check4 through high-complexity laboratories operating under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), including through laboratory-developed test (“LDT”) pathways where applicable. This laboratory-first strategy aligns with the Company’s prioritization of oncology, as molecular oncology testing is predominantly performed in CLIA-certified laboratories. The Company views CLIA-based deployment as a more resource-efficient initial commercialization pathway than pursuing broader FDA-reviewed distribution at the outset and believes that relationships with even a small number of high-volume CLIA laboratories could support meaningful test volumes, early commercial adoption, and generation of clinical experience and data.

The Company also believes that Check4’s rapid, simplified, electronic testing format may be particularly well suited for near-patient applications. The Company intends to subsequently pursue broader FDA-regulated distribution, including point-of-care applications and, potentially, direct-to-consumer (“DTC”) use, but only after first validating Check4 and establishing clinical traction through high-complexity CLIA-certified laboratories.

The Company intends to expand development to additional oncology targets, subject to successful validation of the initial EGFR and KRAS assays, including B-Raf proto-oncogene, serine/threonine kinase (“BRAF”); human epidermal growth factor receptor 2 (“HER2”); phosphatidylinositol-4,5-bisphosphate 3-kinase catalytic subunit alpha (“PIK3CA”); tumor protein p53 (“TP53”); MET proto-oncogene, receptor tyrosine kinase (“MET”); anaplastic lymphoma kinase (“ALK”); ROS proto-oncogene 1, receptor tyrosine kinase (“ROS1”); and rearranged during transfection proto-oncogene (“RET”). These targets are recurrent, clinically significant alterations across NSCLC and other solid tumors. Many are associated with FDA-approved targeted therapies, while others may inform prognosis, treatment resistance, clinical-trial eligibility, or emerging therapeutic strategies, potentially broadening Check4 beyond NSCLC into additional precision-oncology applications.

Other oncology targets may take priority based on clinical need, technical feasibility, regulatory considerations, available resources, or high-value strategic relationships. The Company may also develop custom gene panels for research-use-only (“RUO”), drug-development, or other non-regulated applications that could provide potential revenue opportunities, support technology development, generate valuable clinical evidence and advance strategic relationships.

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The Check4® Platform

Check4® is a modular molecular diagnostic platform that combines semiconductor sensing with software-based analysis to detect biomolecular binding events electronically.

The platform consists of:

•	a single-use cartridge with a multi-sensor semiconductor panel designed for sensitive, selective, and reliable detection through redundant measurements;
•	a reusable electronic reader that measures changes in sensor response; and
•	a cloud-connected software application that performs signal analysis, quality control, result reporting, and collection of structured digital data intended to support future bioinformatics and AI applications.

Each sensor combines a graphene-based semiconductor surface with a target-specific biomolecular recognition element. For nucleic-acid testing, sequence-specific probes are immobilized on the sensor surface. Binding of a complementary target produces a measurable electrical change that is captured by the reader and interpreted by algorithms without amplification, enzymes, fluorescent labels, or optical detection.

The Company currently envisions cartridge configurations containing up to 96 sensors. The 96-sensor format is designed to align with standard laboratory infrastructure and 96-well plate workflows. Multiple sensors may be assigned to each molecular target for redundancy and controls, so the number of targets per cartridge will vary by assay. Current development configurations are designed to support approximately 8 to 15 predefined targets, although some applications may use fewer, including a single target.

The platform is designed to support different assays through changes in target-specific recognition elements, sensor allocation, and analytical software while retaining a common sensor, reader, and software architecture.

Bioinformatics and Artificial Intelligence

Check4 is designed to generate digital sensor-level data that the Company intends to encrypt and de-identify or otherwise protect in accordance with applicable privacy requirements, and use to develop bioinformatics and artificial intelligence (“AI”) capabilities alongside the diagnostic platform. Over time, the Company expects to combine longitudinal molecular data generated by Check4 with clinical, treatment, and outcomes data, including data available from clinical trials and other curated clinical data sources, subject to applicable patient consent, institutional review board, data use agreement, and privacy requirements.

The Company intends to use these data to develop analytical models designed to identify relationships among molecular changes, treatment exposure, therapeutic response, and resistance. If successfully developed and validated, these models could support more informed treatment monitoring and help identify potential treatment pathways based on a patient’s evolving molecular profile.

These bioinformatics and AI capabilities remain under development and have not been validated for clinical decision-making. Any future use in treatment selection or clinical decision support would be subject to appropriate technical and clinical validation and applicable regulatory requirements, as well as compliance with the Health Insurance Portability and Accountability Act (“HIPAA”) and other applicable federal, state, and international data privacy and security laws.

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Technology and Competitive Position

The Company believes Check4 may offer potential advantages relative to conventional molecular diagnostic workflows by combining solid-state semiconductor sensing with software-based analysis in a simplified testing format. The Company believes that the speed and potential cost advantages of Check4 could support more timely and frequent molecular testing, which may improve therapy administration and, ultimately, patient health outcomes.

Potential advantages include:

•	Speed: Rapid electronic readout of biomolecular binding events;
•	Simplicity: Testing without nucleic-acid amplification, enzymes, fluorescent labels, or optical detection;
•	Sensitivity: Target-specific recognition elements and redundant sensor measurements designed to support sensitive and selective detection;
•	Flexibility: Configurable multi-sensor cartridges that can support different target combinations and assay formats;
•	Software-based: Signal processing, quality control, confidence assessment, and result interpretation through analytical software;
•	Scalable: Semiconductor sensor fabrication and screen-printing processes designed to support scalable manufacturing;
•	Affordability: A simplified assay architecture intended to reduce reagent, instrumentation, and laboratory workflow requirements; and
•	Accessibility: A compact, standardized platform intended to support deployment across a broader range of clinical laboratory settings.

The Company intends Check4 to complement established molecular testing methods by providing focused, rapid testing of selected targets. These potential advantages remain subject to successful analytical and clinical validation, manufacturing qualification, regulatory requirements, reimbursement, and commercial adoption.

Market Opportunity

Total Addressable Market (TAM)

The Company defines TAM as the global molecular diagnostics market, a significant segment of the broader in vitro diagnostics (IVD) industry. According to The Worldwide Market for In Vitro Diagnostic Tests, 16th Edition published by Kalorama Information, the global IVD market was approximately $106 billion in 2023 and is projected to exceed $130 billion by 2028, driven by oncology testing demand, liquid biopsy adoption, decentralized diagnostics, and precision medicine.

Serviceable Available Market (SAM)

The Company’s SAM consists of molecular oncology diagnostics, including liquid biopsy testing performed in CLIA-certified laboratories to support therapy selection and disease monitoring.

Serviceable Obtainable Market (SOM)

The Company’s initial SOM is defined by the oncology mutations targeted in its near-term R&D pipeline, beginning with EGFR and KRAS and, subject to successful validation of those assays, expanding to BRAF and HER2.

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Oncology Development Strategy

The Company’s initial clinical development strategy is focused on NSCLC, beginning with selected EGFR and KRAS mutations detected in ctDNA from plasma. Check4 is being developed primarily for longitudinal treatment and resistance monitoring and is intended to complement comprehensive genomic profiling through rapid, focused testing of actionable and resistance-associated mutations.

The Company is advancing analytical and clinical validation of its initial EGFR and KRAS assays. Feasibility testing has been completed across selected targets using single-donor human plasma spiked with mutant and wild-type DNA. Validation studies using clinical plasma specimens and established molecular comparator methods are ongoing or planned. The Company has not completed a clinical trial or established clinical performance for commercial use.

The Company is also building clinical-validation relationships with six National Cancer Institute (“NCI”)-designated cancer centers, many affiliated with large academic medical centers and hospital systems. These relationships are intended to provide access to high-volume CLIA-certified laboratories, diverse clinical specimens, and oncology expertise. The Company’s efforts include institutions in Texas, Florida, Ohio, Pennsylvania, and the Washington, D.C.–Maryland–Virginia region and may also support future clinical adoption and commercialization.

Current development work includes selected EGFR exon 19 deletions, EGFR L858R, EGFR T790M, selected EGFR exon 20 insertions, and selected KRAS codon 12 and codon 13 variants. This work is intended to demonstrate that the common Check4 sensor, reader, and software architecture can distinguish clinically relevant substitutions, deletions, and insertions and support expansion to additional oncology targets.

Subject to successful validation of EGFR and KRAS, the Company intends to expand development to BRAF, HER2, PIK3CA, TP53, MET, ALK, ROS1, RET, and other clinically relevant oncology targets across NSCLC and other solid tumors. Many of these alterations are associated with FDA-approved targeted therapies or may inform prognosis, treatment resistance, clinical-trial eligibility, and emerging therapeutic strategies. Development priorities may shift based on clinical need, technical feasibility, regulatory pathways, funding, or strategic relationships. The Company may also pursue custom research-use-only (“RUO”) and drug-development panels that could generate revenue, advance technology development, and support strategic partnerships.

Research and Development Pipeline

The Company conducts research and development across sensor materials, semiconductor fabrication, probe design, assay development, sample preparation, signal processing, analytical software, manufacturing processes, and quality-control methods.

Current development priorities include improving analytical sensitivity, selectivity, reproducibility, manufacturing consistency, sample processing and efficiency, and the number of molecular targets supported by the Check4 platform. The Company is also developing material-characterization methods to qualify raw-material inputs from suppliers against Check4-specific requirements and continuing to enhance its Device History Record (“DHR”) system to improve manufacturing traceability, process documentation, and quality control.

The Company expects research and development priorities to evolve as programs advance and may reallocate resources based on technical results, clinical needs, regulatory considerations, partnership opportunities, available funding, and other strategic factors.

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TABLE 1: Clinically Actionable Gene Targets and FDA-Approved Therapies

Gene Target	Primary Cancer Associations	FDA-Approved Targeted Therapies (Examples)	Manufacturer(s)
EGFR	Non-small cell lung cancer	Tagrisso®; Tarceva®; Iressa®; Gilotrif®; Vizimpro®	AstraZeneca; Genentech (Roche); AstraZeneca; Boehringer Ingelheim; Pfizer
KRAS	NSCLC; colorectal cancer	Lumakras®; Krazati®	Amgen; Bristol Myers Squibb
BRAF	Melanoma; colorectal cancer; NSCLC	Tafinlar® + Mekinist®; Zelboraf®; Braftovi®	Novartis; Genentech (Roche); Pfizer
HER2	Breast; gastric/GEJ; NSCLC	Herceptin®; Perjeta®; Kadcyla®; Enhertu®; Tukysa®	Genentech (Roche); Daiichi Sankyo / AstraZeneca; Seagen (Pfizer)

The therapies listed above are illustrative examples. Approved indications and clinical use vary by cancer type and treatment setting. The Company’s diagnostic assays are intended to detect genetic alterations and do not provide treatment recommendations.

Clinical Development and Validation

The Company is building clinical and research collaborations with NCI-designated cancer centers and affiliated high-volume CLIA-certified laboratories to support validation of the Check4 platform, evaluation of analytical and clinical performance, and development of additional cancer-related molecular targets. These collaborations are at various stages of negotiation and execution, and there can be no assurance that definitive agreements will be reached on acceptable terms or at all.

The Company’s current validation activities are focused initially on EGFR and KRAS assays using plasma specimens and established molecular comparator methods. Planned and ongoing studies are expected to evaluate accuracy, precision, analytical sensitivity, specificity, interference, quality controls, and agreement with comparator results.

The Company has not completed the validation necessary to establish Check4 for routine clinical use. To successfully validate the tests, the applicable CLIA-certified laboratory must establish and document, as applicable, performance characteristics including accuracy, precision, analytical sensitivity, analytical specificity, reportable range, reference intervals, and other test-specific performance metrics, such as sample stability.

Business Model and Commercialization Strategy

The Company intends to commercialize Check4 through a recurring-test model based principally on single-use test cartridges used with a reusable electronic reader and associated analytical software. The Company currently anticipates an approximate price of $300 per completed test, although actual pricing may vary based on assay configuration, customer volume, contractual arrangements, reimbursement, and other market factors.

Potentially applicable molecular diagnostic billing codes include CPT 81235 for EGFR testing and CPT 81275 for KRAS testing. For 2026, Medicare Clinical Laboratory Fee Schedule payment amounts associated with these codes are approximately $324.58 and $193.25, respectively. These amounts provide reference points for pricing but do not establish coverage or reimbursement for Check4, which will depend on the final test configuration, clinical use, and payor policies.

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The Company’s initial commercialization strategy is focused on oncology testing through high-complexity CLIA-certified laboratories, including LDT pathways where applicable. The Company views this laboratory-first approach as more resource-efficient and faster than pursuing broader FDA-regulated distribution at the outset and believes that a limited number of high-volume CLIA laboratories could support meaningful test volumes and early commercial adoption. Because LDTs are generally developed and performed within the laboratory offering the test, expansion across multiple laboratories may require laboratory-specific validation and commercial arrangements.

After validating Check4 and establishing clinical traction in high-complexity CLIA laboratories, the Company intends to pursue broader FDA-regulated distribution, including point-of-care applications and, potentially, direct-to-consumer (“DTC”) use. The Company believes Check4’s rapid, simplified electronic format may be particularly well suited for such near-patient applications.

Competition

The molecular diagnostics market is highly competitive and includes next-generation sequencing (“NGS”), polymerase chain reaction (“PCR”), digital PCR, and other molecular testing technologies.

Many competitors have substantially greater financial resources, established regulatory approvals, clinical evidence, reimbursement coverage, laboratory infrastructure, manufacturing scale, and commercial organizations than the Company.

The Company intends to differentiate Check4 through rapid electronic detection of selected biomolecular targets using a semiconductor sensor platform and software-based analysis without nucleic-acid amplification, enzymes, fluorescent labels, or optical detection. The Company believes this approach represents a novel method of molecular recognition that may provide advantages in speed, sensitivity, selectivity, workflow simplicity, and cost relative to certain conventional molecular diagnostic methods.

The Company expects Check4 to complement, rather than replace, comprehensive genomic profiling by providing focused testing where rapid turnaround, repeat testing, and simplified workflows may be advantageous.

Intellectual Property

The Company has licensed intellectual property that is intended to help create a competitive advantage in rapid, reagentless molecular gene detection in clinical diagnostics. The intellectual property portfolio that the Company has licensed consists of 25 issued U.S. utility patents and several pending patent applications. The Company has the right to use these 25 granted patents, the pending patent applications, and any future patents through perpetual license agreements with our parent companies, IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC (“ISFFE”). IdentifySensors, LLC owns a majority interest in ISFFE, and ISFFE owns a majority interest in the Company.

Description of Exclusive License Agreement

ISFFE has granted the Company an exclusive license to use certain intellectual property, including patents, patent applications, technology, enhancements, tradenames, trademarks, trade secrets, and processes. Under the license, the Company may make, use, and sell products derived from the licensed intellectual property solely within the Clinical Diagnostic Segment. ISFFE does not own all such intellectual property outright but has the right to grant the license pursuant to a separate license agreement with IdentifySensors, LLC, which in turn licenses the intellectual property from Dr. Gregory Hummer.

For purposes of our license to use the intellectual property and as defined therein, “Clinical Diagnostic Segment” refers to the detection, identification, characterization, or monitoring of diseases and clinically relevant biomarkers in humans through the analysis of biological samples. The Company is evaluating whether certain planned bioinformatics and AI-based activities, including data analytics and clinical decision support tools derived from diagnostic data, fall within this definition and intends to seek clarification of the scope of the license to confirm coverage of these activities.

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Licensed Intellectual Property

The intellectual property licensed to the Company includes 25 issued patents and several pending patent applications, as described in the Company’s patent schedule and listed in Table 2 below. The Company also has the right to use the tradenames “IdentifySensors Biologics” and “IdentifySensors” and trademarks “Check4”, “Check4-results” and “Check4-platform”. The Company believes that such intellectual property, together with internally developed know-how, is currently sufficient to support development and commercialization of the products and services it intends to offer; however, there can be no assurance that the intellectual property will not be challenged, invalidated, or designed around, that certain patents will not expire before or shortly after the Company achieves commercial deployment, or that additional intellectual property rights will not be needed as the Company’s products and markets evolve.

No Fees or Royalties

The Company does not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE may receive dividends, if any, from the Company with respect to its common stock in proportion to its ownership interest. To date, ISFFE has not received any dividends from the Company.

Perpetual Term

The license agreement is perpetual, subject to early termination by ISFFE only if the Company attempts to assign the rights under the license agreement to a third party without ISFFE’s consent. Because ISFFE is controlled by Dr. Hummer, who also holds voting control over approximately 83% of the Company’s outstanding shares, this provision effectively gives Dr. Hummer a veto over any transaction or restructuring that could be construed as an assignment of the licensed intellectual property, which could impede third-party acquisition offers or other strategic transactions.

The upstream license agreements through which ISFFE derives its rights are also perpetual and contain substantially similar restrictions on unauthorized assignment. These upstream agreements form part of the licensing structure through which the Company receives its rights.

Worldwide Scope of License

The license is worldwide and permits the Company to make, use, and sell licensed products solely within the clinical diagnostics industry. IdentifySensors, LLC and ISFFE may grant rights to use the licensed intellectual property in other industries or applications, but the Company has no rights or interest in such other industries or applications under the license.

Ownership of Enhancements, Improvements, and Modifications

All enhancements, improvements, modifications, or other changes to the licensed intellectual property, whether developed by ISFFE, IdentifySensors, LLC, or the Company, are the exclusive property of the inventors, including Dr. Gregory Hummer. As a result, intellectual property developed using the Company’s resources and funding may vest in Dr. Hummer or other inventors rather than in the Company. ISFFE has agreed to license such enhancements or developments back to the Company on a perpetual, irrevocable, royalty-free, and exclusive basis pursuant to the license agreement, within the Clinical Diagnostic Segment.

Indemnification

The license agreement requires the Company to indemnify and defend ISFFE against certain claims, losses, liabilities, costs, and expenses arising from specified actions of the Company, including certain product-related claims, breaches of the agreement, and manufacturing defects.

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Patent Description

The patents licensed to the Company include claims covering devices, systems, and methods for detecting pathogens, chemicals, analytes, and related applications. The Company has been granted exclusive rights within the Clinical Diagnostic Segment, subject to the terms of the applicable license agreements. The Company also has certain rights to enforce the licensed patents within the Clinical Diagnostic Segment, including the right to initiate infringement actions.

TABLE 2: Licensed Patent Portfolio by ISB for Use in Clinical Diagnostics

Patent Number	Claim Types	Priority Date	Expiration Date / Status
7,667,593	Device / System	11/29/2004	02/09/2027
7,911,336	Device / System	11/29/2004	02/17/2030
8,629,770	Device / System	11/29/2004	02/21/2031
8,674,827	Device / System	04/06/2010	02/17/2031
9,922,525	Device / System / Method	08/12/2016	08/12/2036
10,395,503	Device / System / Method	02/08/2018	08/12/2036
11,140,880	Device / System / Method	08/14/2015	08/22/2039
11,172,339	Device / System / Method	07/11/2020	07/11/2040
11,179,061	Method	07/11/2020	07/11/2040
11,340,210	Device	05/18/2018	07/11/2040
11,527,141	System / Method	07/17/2019	08/12/2036
11,614,439	Device / Method	04/29/2022	07/11/2040
11,819,323	Device	08/12/2016	08/12/2036
11,832,152	Device / System / Method	10/11/2021	07/11/2040
11,869,329	Device / System / Method	08/12/2016	08/12/2036
11,892,425	Device / System	05/18/2021	05/18/2041
11,896,372	System	05/18/2021	05/18/2041
12,000,823	Device / Method	06/04/2022	07/11/2040
12,019,063	Device	07/11/2020	07/11/2040
12,092,629	Device / Method	07/11/2020	07/11/2040
12,190,700	System	08/12/2016	08/12/2036
18/078,982	Device / System / Method	08/14/2015	12/11/2042
18/754,127	Device / System / Method	07/11/2020	07/11/2040
18/888,132	Device / System / Method	07/11/2020	07/11/2040
19/260,530	Method	08/12/2016	08/12/2036
EP 4341688	Device / System / Method	05/04/2022	Pending
PCT/US22/27613	Device / System / Method	05/04/2022	Pending

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Government Regulation

The Company’s activities are subject to federal and state laws and regulations applicable to clinical laboratories, in vitro diagnostic products, medical devices, and related healthcare activities, including anti-kickback, physician self-referral, false claims, and healthcare fraud statutes.

The Company’s near-term commercialization strategy is focused on high-complexity CLIA-certified laboratories, where the Company believes certain tests may qualify as laboratory-developed tests (“LDTs”), depending on the specific facts and circumstances of each laboratory’s implementation. The Centers for Medicare & Medicaid Services (“CMS”) administers CLIA, which requires any laboratory performing testing on human specimens for diagnosis, prevention, treatment, or health assessment to hold an appropriate CLIA certificate. Molecular oncology tests such as those the Company is developing are generally categorized as high-complexity, which subjects the performing laboratory to requirements relating to personnel qualifications, quality control, proficiency testing, and inspections. Before reporting patient results from a test it has developed or modified, a laboratory must establish and document performance specifications, including accuracy, precision, analytical sensitivity, analytical specificity, reportable range, and reference intervals. CLIA primarily addresses laboratory quality and analytical performance rather than FDA-style premarket review of clinical validity, and compliance with CLIA does not establish the clinical utility of a test or ensure coverage or reimbursement by payors.

The FDA regulates in vitro diagnostic (“IVD”) products as medical devices under the Federal Food, Drug, and Cosmetic Act (the “FDCA”). Devices are classified into Class I, II, or III based on risk, and the classification generally determines the premarket pathway. Most Class I and some Class II devices are exempt from premarket review. Other Class II devices generally require premarket notification under Section 510(k), demonstrating substantial equivalence to a legally marketed predicate device. Novel low-to-moderate risk devices without a suitable predicate may be classified through the De Novo process. Class III devices, which include many companion diagnostics and certain cancer-related tests used to select therapy, generally require premarket approval (“PMA”), which requires valid scientific evidence, typically including clinical data, demonstrating a reasonable assurance of safety and effectiveness, as well as review of manufacturing facilities and processes. The Company expects that an FDA submission for Check4 oncology applications would require analytical validation and clinical performance data comparing Check4 to established comparator methods using clinical plasma specimens, and that an IVD intended to identify patients for a specific targeted therapy would be regulated as a companion diagnostic, generally requiring PMA approval and coordination with the corresponding therapeutic labeling. Tests intended for monitoring or other non-companion uses may be eligible for a 510(k) or De Novo pathway depending on their intended use and risk. The Company may seek FDA feedback through the Pre-Submission (Q-Submission) program and may consider Breakthrough Device designation where applicable, although there can be no assurance that FDA will agree with the Company’s proposed pathway, study design, or classification. Clinical studies of investigational IVDs are subject to FDA’s investigational device exemption regulations, institutional review board oversight, and informed consent requirements, although certain IVD studies may be exempt. FDA review timelines vary and can be lengthy, particularly for PMA applications, and FDA may request additional data or decline to clear or approve a device. Once marketed, devices are subject to ongoing requirements, including registration and listing, labeling, the Quality Management System Regulation (which incorporates ISO 13485:2016), medical device reporting, corrections and removals, unique device identification, and restrictions on promotion for uncleared or unapproved uses. Products labeled for research use only or investigational use only may not be marketed or promoted for clinical diagnostic use, and FDA may take enforcement action if such products are distributed for clinical purposes.

Historically, FDA has taken the position that LDTs, meaning IVDs designed, manufactured, and used within a single CLIA-certified, high-complexity laboratory, are devices under the FDCA, but has generally exercised enforcement discretion and not required premarket review or compliance with most device requirements for LDTs. In May 2024, FDA issued a final rule amending its regulations to make explicit that IVDs, including those manufactured by laboratories, are devices, and announced a phased end to its general enforcement discretion approach. In March 2025, the U.S. District Court for the Eastern District of Texas vacated the rule, holding that LDTs are professional services rather than devices within FDA’s authority, and in September 2025 FDA restored the affected regulatory text to its pre-2024 form. As a result, LDTs currently remain subject principally to CLIA and applicable state requirements rather than FDA premarket review. However, the LDT framework applies to tests developed and performed within a single laboratory. Because the Company intends to supply single-use cartridges, readers, and analytical software to multiple independent laboratories, FDA could take the position that these components, or the test system as a whole, are commercially distributed devices rather than part of a laboratory’s LDT, which could require FDA clearance or approval before the products are used for clinical testing. In addition, Congress has previously considered, and may consider again, legislation establishing a new regulatory framework for diagnostic tests including LDTs, and FDA, other courts, or future administrations could adopt different positions. Any such change could require the Company or its laboratory partners to obtain premarket authorization, comply with additional requirements, or modify the Company’s commercialization strategy.

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Throughout development of Check4, the Company has demonstrated feasibility across a range of disease targets, including pathogens and cancer-related genetic targets, and across multiple specimen types, including saliva and blood-based matrices. Following FDA feedback on a pre-Emergency Use Authorization submission for Ebola detection in saliva, the Company shifted that program toward blood-based testing. Subsequent Ebola and hepatitis C development expanded evaluation of Check4 in whole blood, plasma, and serum, further aligning the platform with oncology applications that rely on blood-based molecular testing and plasma-derived ctDNA.

These developments, together with progress demonstrating single-nucleotide discrimination, contributed to the Company’s decision to prioritize oncology and pursue a CLIA laboratory-based commercialization pathway as a less resource-intensive initial alternative to broader FDA-regulated distribution. Selected EGFR, KRAS, and other oncology alterations are associated with targeted therapies, including FDA-approved therapies, supporting the Company’s focus on targeted molecular testing and longitudinal resistance monitoring.

If the Company successfully validates Check4 and establishes clinical traction in high-complexity CLIA laboratories, it intends to pursue broader FDA-regulated applications, which could include point-of-care and direct-to-consumer uses. Point-of-care use would generally require FDA marketing authorization and, for use outside high-complexity laboratories, a CLIA waiver or other appropriate complexity categorization, and direct-to-consumer use would be subject to additional FDA requirements relating to labeling, consumer comprehension, and risk mitigation. The Company has not submitted any application to FDA for clearance or approval of Check4 for oncology applications, and obtaining FDA marketing authorization may require substantial time, clinical data, and capital, with no assurance of success. The regulatory framework applicable to LDTs and IVD products may continue to evolve, and changes in law, regulation, enforcement policy, or judicial interpretation could affect the timing, cost, and pathway for commercializing Check4.

Manufacturing and Supply Chain

The Company has established vertically integrated, laboratory-scale manufacturing capabilities for the core Check4 semiconductor sensor technology. Internally controlled activities include nanomaterial characterization, graphene functionalization, ink formulation, printing, thermal processing, probe functionalization, electrical integration, and release testing. The Company believes direct control over these processes supports quality, process consistency, lot-level traceability, and protection of proprietary manufacturing know-how.

Following vertical integration of key sensor-manufacturing activities and process optimization, the Company has completed multiple consecutive laboratory-scale production runs meeting internal manufacturing and performance criteria. Current development priorities include further improving yield and reproducibility, developing material-characterization methods to qualify incoming raw materials, and enhancing the Company’s Device History Record (“DHR”) system to support manufacturing traceability and quality control.

The Company relies on third parties for certain raw materials, components, and non-core manufacturing activities. An ISO 13485-certified contract manufacturing partner supports production of the reusable reader and certain assembly, boxing, and packaging activities pursuant to a written agreement, the material terms of which are subject to confidentiality obligations.

One critical raw-material input is currently obtained from a sole-source supplier. The Company has previously evaluated multiple alternative materials and suppliers that it believes could provide viable alternatives; however, transitioning to an alternative source would require additional process optimization, qualification, and validation. The Company continues to evaluate supplier quality, material consistency, incoming-material specifications, and alternative sources as part of its manufacturing scale-up activities.

The Company intends to increase manufacturing capacity as development and validation activities progress. Its ability to manufacture Check4 at the scale, cost, yield, and consistency required for broad commercial deployment has not yet been demonstrated.

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Customers and Distribution

The Company’s anticipated initial customers and commercial partners include high-complexity CLIA-certified laboratories, hospitals, and academic medical centers, oncology programs, and reference laboratories.

Initial commercialization is expected to occur primarily through direct relationships with high-complexity CLIA-certified laboratories. The Company believes Check4 may be implemented by multiple such laboratories, subject to each laboratory establishing and documenting the performance characteristics required for its own implementation before reporting patient results. Accordingly, expansion across multiple laboratories may require laboratory-specific validation, implementation, and commercial arrangements.

The Company may also pursue strategic partnerships, licensing arrangements, and other commercial relationships to support adoption and expansion. Depending on how Check4 is manufactured, supplied, and implemented, broader distribution may also be subject to applicable FDA medical-device requirements. If the Company successfully validates Check4 and establishes clinical traction in high-complexity CLIA laboratories, it intends to pursue broader FDA-regulated applications and distribution channels.

The Company has not yet generated material commercial diagnostic revenue from Check4.

Employees and Contractors

As of the date of this report, the Company has five full-time employees based in Gainesville, Florida, and two contractors.

The Company’s employees and contractors support research and development, engineering, manufacturing, clinical and regulatory activities, business development, and administration.

The Company’s future performance will depend in part on its ability to retain existing personnel and recruit additional qualified personnel as operations expand. Given the Company’s small team, the loss of key personnel could materially adversely affect its development programs and business operations.

Properties

The Company’s principal operations are located at the UF Innovate | Accelerate facility in Gainesville, Florida, where it occupies approximately 2,893 square feet of wet laboratory, dry laboratory, and office space. The Company also leases approximately 1,600 square feet of office space in Shaker Heights, Ohio, which serves as the address of its principal executive offices.

The facilities support research and development, sensor manufacturing, assay development, quality-control activities, and administrative functions.

The Company occupies these facilities pursuant to contractual arrangements with the University of Florida or affiliated entities. The Company believes its existing facilities are adequate for its current operations and anticipated short-term development activities.

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Risk Factors

An investment in the Company involves significant risks. Check4 remains under development, and its commercial success depends on successful analytical and clinical validation, the pace and outcome of research and development, reliable manufacturing, applicable regulatory pathways, reimbursement from governmental and private payors, and market adoption. The Company has not established reimbursement for Check4, and there can be no assurance that it will achieve the performance required for clinical use, obtain adequate reimbursement, or advance development on its anticipated timeline.

The Company also faces risks related to manufacturing scale-up, suppliers and contract manufacturers, proprietary know-how, clinical and research collaborations, competition, key personnel, and the transition from development to commercial deployment. The Company also relies in part on intellectual property licensed through related-party agreements, including rights to certain enhancements and improvements licensed to the Company under those agreements. The Company’s Board of Directors currently consists of two members, both of whom are also executive officers, and the Company does not have any independent directors. This concentration of governance authority, combined with Dr. Hummer’s voting control over approximately 83% of the Company’s outstanding shares, limits independent oversight of related-party transactions and other corporate decisions.

The Company has not generated material commercial diagnostic revenue from Check4 and expects to require additional capital to fund research, validation, manufacturing scale-up, regulatory activities, and commercialization. Its ability to maintain development progress and bring Check4 to market will depend in part on obtaining sufficient financing on acceptable terms. Failure to secure adequate funding or successfully execute these activities could materially adversely affect the Company’s business, financial condition, results of operations, and prospects.

Legal Proceedings

On May 3, 2024, Ghazi Kashmolah (“Mr. Kashmolah”), the Company’s former Chief Quality Officer, sent a demand letter to the Company that alleged various claims arising out of Mr. Kashmolah’s employment with the Company. Subsequently, multiple lawsuits were filed on this matter.

In February 2026, the lawsuits filed in all jurisdictions were settled and dismissed and Mr. Kashmolah and the Company entered into a confidential General Release of all Claims. The Company did not have to pay any monies to Mr. Kashmolah.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion relates to the historical operations and financial statements of IdentifySensors Biologics Corp for the fiscal year ended June 30, 2026, and the fiscal year ended June 30, 2025.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this annual report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this annual report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this annual report.

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Company Overview

IdentifySensors Biologics Corp. is a Delaware corporation formed on June 11, 2020. Since inception, the Company has been engaged in the development of a graphene-based biosensor platform for molecular gene detection, with a current strategic focus on oncology applications, including the detection of cancer-associated mutations from blood-based samples. The Company is developing a solid-state, electronic biosensing platform designed to enable rapid and simultaneous detection of multiple genetic targets from a single test sample using a cartridge-based format.

The Company has advanced the Check4® platform to pilot-scale production and is currently validating low-volume manufacturing processes. Core development activities include the fabrication of semiconducting sensor arrays, cartridge integration, and system-level testing. Prior to any commercial sales in the United States, the Company expects to complete additional analytical validation and pursue applicable regulatory pathways, which may require significant additional capital.

The Company has focused its manufacturing efforts on cartridge and system assembly and has produced approximately 7,700 test readers in collaboration with an external contract manufacturer. The Company has also acquired and integrated equipment to support internal manufacturing of graphene ink and sensor printing, with certain processes incorporated into the production workflow in coordination with its contract manufacturing partners.

As of the date of this annual report, the Company had not commenced commercial sales or generated revenue. Since inception, the Company’s activities have consisted primarily of organizational activities, technology development, manufacturing scale-up, regulatory planning, and capital formation, principally through the issuance of equity securities and affiliate financing. The Company’s expenses to date have been primarily related to research and development, manufacturing, administrative operations, and professional services. The Company expects to incur significant additional research, development, and manufacturing expenses and is dependent on additional capital to execute its business plan. There can be no assurance that the Company will be able to raise additional capital on acceptable terms or achieve profitable operations.

Financial Condition and Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. We have invested in manufacturing machinery that will facilitate our contract manufacturers in producing our product.

Results of Operations

Fiscal Year Ended June 30, 2026 compared to fiscal year ended June 30, 2025

We incurred a net loss for the fiscal year ended June 30, 2026, of $3,598,008 and a net loss for the fiscal year ended June 30, 2025, of $2,619,365.

No revenue was earned or recognized during the fiscal years ended June 30, 2026 or June 30, 2025. During our fiscal year ended June 30, 2026, we raised $2,874,983 from the sale of preferred stock and warrants, and during the fiscal year ended June 30, 2025 we raised $3,975,581 from the sale of common stock, preferred stock, and warrants.

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Total operating expenses in the year ended June 30, 2026, were $3,569,532 as compared to $3,649,802 for year ended June 30, 2025. Operating expenses include $1,493,891 in research and development expenses, $6,895 in manufacturing expenses, $194,332 in marketing expenses, $652,489 in office and administrative expenses, $898,907 in stock compensation expense, and $323,018 in professional fees. The decrease in operating expenses in 2026, from 2025, is detailed below.

Research and Development. Research and development costs were $1,493,891 for the year ended June 30, 2026, as compared to $1,469,837 for the year ended June 30, 2025. The research and development expenses consist of payroll costs of $635,319, computer costs of $89,494, consulting costs of $24,222, lab supply costs of $212,366, postage and delivery costs of $3,631, product development costs of $125,911, and depreciation costs of $402,948 for the year ended June 30, 2026. The research and development expenses consist of payroll costs of $787,663, computer costs of $83,728, lab supply costs of $119,925, postage and delivery costs of $4,623, clinical trial costs of $3,000, product development costs of $79,738, and depreciation costs of $391,160 for the year ended June 30, 2025. The slight increase in research and development expenses is due to increased testing and related lab costs as the Company has transitioned into manufacturing and marketability, as well as continued research into different product testing for various cell detections.

Office and Administrative Expenses. Office and administrative expenses for the year ended June 30, 2026, were $652,489 and consisted of consulting, management services, amortization, sales consulting, and operations of the Company. Office and administrative expenses for the year ended June 30, 2025, were $831,539 and consisted of consulting, management services, amortization, sales consulting, and operations of the Company. The decrease is attributable to reduced general expenses, including lower payroll and other operating costs, as the Company focused its resources on validation activities in support of its CLIA laboratory-based commercialization strategy.

Professional Expenses. Legal and professional expenses for the year ended June 30, 2026, were $323,018 and consisted of accounting and audit fees, legal expenses associated with business activities as well as patents and Securities and Exchange Commission requirements, consulting expenses of members of management, and expenses related to public offerings and operations of the Company. Legal and professional expenses for the year ended June 30, 2025, were $369,099 and consisted of accounting and audit fees, legal expenses associated with business activities, legal expenses related to a former employee, as well as patents and Securities and Exchange Commission requirements, consulting expenses of members of management, and expenses related to public offerings and operations of the Company. The decrease in professional fees is primarily attributable to the resolution of legal expenses related to a former employee during the prior year.

Manufacturing Expenses. The Company incurred manufacturing expenses during the year ended June 30, 2026, of $6,895. These expenses consisted of the costs incurred in the warehouse and for stored inventory. Manufacturing expenses incurred for the year ended June 30, 2025, were $169,650. These expenses consisted of the costs incurred in order to manufacture prototypes. The decrease is due to manufacturing efforts to generate a prototype being incurred in the year ended June 30, 2025 and not having those expenses in 2026, as the Company had started developing new testing kits in the research and development phase.

Marketing Expenses. Marketing expenses for the year ended June 30, 2026 were $194,332. These costs consisted of advertising, marketing, and consulting related to marketing. Marketing expenses for the year ended June 30, 2025 were $433,288, and consisted of advertising, marketing, and consulting related to marketing. The decrease is due to lower labor costs related to salespersons as well as reduced consulting and marketing expense as the Company stopped the use of paid investor lists and focused more on direct investor sales.

Other Income (Expense). Other income (expense) was $(28,476) for the year ended June 30, 2026, which consisted primarily of $28,594 for interest expense on a related party loan and $118 of interest income. Other income (expense) was $1,030,437 for the year ended June 30, 2025, which consisted primarily of forgiveness of accrued related party consulting fees of $180,000, change in inventory reserve of $887,695, and $37,258 for interest expense on a related party loan and a non-related party loan.

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Liquidity and Capital Resources

Our cash balance at June 30, 2026 was $1,599,883 compared to $959,463 at June 30, 2025. We do believe these cash reserves are sufficient to cover our expenses for our operations for fiscal year ending June 30, 2027. However, we will require additional funding for our ongoing operations.

At our current level of operations, we expend approximately $80,000 per month, meaning that we would require $960,000 in available cash to fund operations through June 30, 2027. Our business plans anticipate that we will advance clinical validation activities and pursue applicable regulatory pathways, including CLIA-based laboratory deployment, in this coming fiscal year. Such activities would require substantial additional capital, estimated to be approximately $3,000,000. We do not have any commitments to invest or loan such an amount of capital. If we do not raise the capital required to implement our business plan, we may need to curtail necessary research and development activities, delay completion and testing of prototypes and defer regulatory activities. Such delays would have a materially adverse effect on our operations and our prospects for success as many of our competitors have substantial capital resources, research and development expertise, greater marketing abilities and international name recognition.

We may be required to offer rescission to certain investors in our Regulation A Offering. The Company was obligated to file its annual report for the year ended June 30, 2021, within 120 days after the end of the year. The Company did not file such report on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company offered rescission to investors who purchased shares during the period when such filings were late and to return the amount invested per SEC guidelines. The Company estimates that an aggregate of approximately $234,000 was invested during the period from 6-30-21 to 3-3-22 during which such reports were late. None of the investors elected rescission and no amount has been accrued on the June 30, 2026 financial statements. The Company was again late to file its annual report for the year ended June 30, 2024. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $3,766,582 was invested during the period starting on June 30, 2024 and ending on March 19, 2025 through either Regulation D or Regulation CF, and the Company believes the late Regulation A filing did not affect the availability of those separate exemptions. The Company was again late to file its annual report for the year ended June 30, 2025, as a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company estimates that $900,080 was invested during the period starting on July 1, 2025 and ending on December 17, 2025 through either Regulation D or Regulation CF, and the Company believes the late Regulation A filing did not affect the availability of those separate exemptions. The Company was again late to file its annual report for the year ended June 30, 2025, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $900,080 was invested during the period starting on July 1, 2025 and ending on December 17, 2025 through either Regulation D or Regulation CF.

We plan to continue to fund our operations and capital funding needs through equity financing and the exercise of warrants issued in private placements. There is no assurance that we will be able to raise money through our offerings or through the exercises of warrants. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

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Plan of Operation and Funding

We expect to continue research and development at our facility in Gainesville, Florida. We will also continue our relationship with our contract manufacturer and establish direct relationships with high-complexity CLIA-certified laboratories and clinical-validation partners. Existing working capital, further advances, together with anticipated capital raises and anticipated cash flow are not expected to be adequate to fund our operations over the next twelve months. Our CEO and other consultants and employees have agreed to defer payment of certain salaries or fees until we have adequate capital resources to implement our business plan. We have no lines of credit or other bank financing arrangements. We have financed operations to date through proceeds from the sale of our common stock, warrant exercises, and convertible loans. Manufacturing scale-up and analytical and clinical validation activities, and any future FDA submissions, will create a need for increased capital raises. To obtain additional capital, we have focused our efforts on selling our securities to high-net-worth individuals. We are now shifting our focus to add family offices and venture capital firms and have received indications of their interest in investing in our Company. We are currently working toward closing our Series A Convertible Preferred Stock financing, with which we intend to raise an additional $7.1 million to total approximately $15,000,000 raised.

Management anticipates additional increases in operating expenses relating to: (i) research and development expenses; (ii) manufacturing expenses; (iii) regulatory expenses, both to keep up with our filings with the SEC and to support validation of our tests in high-complexity CLIA-certified laboratories and, subsequently, to pursue FDA marketing authorization for broader applications. Manufacturing costs are expected to increase as the Company scales cartridge production. We intend to finance these expenses through the sale of additional securities and through the exercise of outstanding warrants.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this annual report, we do not have any material commitments except the leases described in Note 5 to the Financial Statements.

Transactions with Related Parties

During the fiscal year ended June 30, 2026, the Company entered several transactions with related parties. For a description of such transactions, see Note 6 to the Financial Statements. Such transactions were undertaken to secure capital for the Company or to retain the employment or professional services of the related party. The transaction prices were not determined based on arm’s-length negotiations, although the Company believes that the prices were on terms no less favorable to the Company than those available from unrelated third parties. No fairness or other valuation opinions were obtained from third party valuation firms.

Purchase of Significant Equipment

We do not have any commitments to purchase significant equipment during the next twelve months.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Going Concern

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $27,046,885 at June 30, 2026 and net loss from operations of $3,598,008.

The Company does not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of equity securities and related party advances. In addition, the Company is in the development stage and has not generated any revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue operations is dependent on the success of management’s plans and raising of capital through the issuance of equity securities, until such time as funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash is insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements.

Quantitative and Qualitative Disclosure About Market Risk.

Not applicable.

Item 3. Directors and Officers

The current directors and officers of the Company are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	73
Bruce Raben	President and Secretary	72
Ann M. Hawkins	Chief Financial Officer and Treasurer	72
Jeff Spagnola	Chief Marketing Officer and Sales Director	65

Directors

Dr. Gregory Hummer	Director	73
Bruce Raben	Director	72

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Devotion of Time by Executive Officers

Except for Dr. Gregory Hummer, all of the executive officers are part-time contractors to the Company. The following table sets forth their monthly commitment based upon the number of hours currently worked.

Name	Commencement Date	Estimated Hourly Commitment (per week)
Dr. Gregory Hummer	October 1, 2020	40 hours
Bruce Raben	October 1, 2020	Up to 20 hours
Ann M. Hawkins	October 23, 2020	Up to 20 hours
Jeff Spagnola	October 13, 2020	Up to 20 hours

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensors, LLC in 2015. Dr. Hummer developed patented nanotechnology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad applications, including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO of Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health plan StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of Blue Pearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “Blue Pearl”, a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer worked at St. Luke’s Hospital, as Treasurer of Medical Staff and Trauma Surgeon for 16 years.

Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional biochemistry and computer engineering, 1975. He is the author of over 20 published articles on High-Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment banker, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co., Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the West Coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLC., a law firm, both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association, American Institute of Certified Public Accountants, and Ohio Society of Certified Public Accountants. She is also admitted to the United States Supreme Court, the Supreme Court of the States of Ohio, Wisconsin, and Florida, Tax Court, and various federal courts.

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Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, service provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to investors, industry analysts and press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the service providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983).

Compensation of Directors and Executive Officers

The table below summarizes all compensation paid to our directors and officers for all services rendered in all capacities for the fiscal year ended on June 30, 2026.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Dr. Gregory Hummer	Chief Executive Officer	$93,750	$–	$93,750
Bruce Raben	President	$50,000	$–	$50,000
Ann M. Hawkins(1)	Chief Financial Officer	$–	$–	$–
Jeff Spagnola(2)	Chief Marketing Officer and Sales Director	$–	$–	$–

_________________

(1)	No compensation was paid directly to Ms. Hawkins. The Company paid $99,950 for accounting fees to Edward C. Hawkins & Co., Ltd., that is managed by Ms. Hawkins.
(2)	No compensation was paid to Mr. Spagnola.

Employment and Consulting Agreements

The Company has not entered into any employment agreements with any executive officer but has entered into Contractor Agreements with each of Dr. Gregory Hummer, Bruce Raben, Ann M. Hawkins, and Jeff Spagnola and has agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with Physicians Billing Management, Inc., a company which is wholly owned by Dr. Hummer.

As of June 30, 2026, amounts owed under these agreements are $516,250. No amounts were paid to Ann M. Hawkins or Jeff Spagnola during the year ended June 30, 2026. Dr. Greg Hummer and Bruce Raben were paid a total of $143,750 during the year ended June 30, 2026.

On June 30, 2025, Ann M. Hawkins and Jeff Spagnola agreed to forgive the amounts owed to them as of June 30, 2025. The total amount forgiven on June 30, 2025 was $180,000. Dr. Greg Hummer and Bruce Raben were paid a total of $260,000 during the year ended June 30, 2025.

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, the Company currently is not a party to any indemnification agreement with any director or officer of the Company. The Company may enter into agreements to indemnify any or all of the Board of Directors or officers of the Company at some time in the future. The Company believes that these agreements could be necessary to attract and retain qualified persons as executive personnel of the Company.

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Equity Incentive or Stock Option Plan

The Board of Directors and a majority of the stockholders of the Company have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which the Company may grant or award stock or options to purchase stock up to a maximum of 9,722,222 shares. The awards may be given to employees, consultants, directors or other persons who render services to the Company. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

During the year ended June 30, 2026, no stock options or stock awards were granted to the Company’s officers or directors.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership of our voting securities based on an aggregate of Common Stock issued and outstanding as of June 30, 2026. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Number and address of beneficial owner(3)	Number of Shares	Nature of Beneficial Ownership	Percentage of class
Dr. Gregory Hummer(1)	42,277,778	Indirect	83%	(2)
Bruce Raben	416,742	Direct	*

All directors and officers as a group	42,694,520		84%

*Less than one percent.

(1)

Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.

(2)	Based on 47,079,716 shares of Common Stock and 3,777,167 shares of Series A Preferred Stock outstanding as of the date of this report.
(3)	Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

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Item 5. Interest of Management and Others in Certain Transactions

Except as set forth below, the Company has not entered into any transaction for the period ended June 30, 2026; and currently there are no proposed transactions, in which either the Company or any of its subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of the Company’s directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Common Stock; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 83% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over the business and affairs of the Company.

No Ownership of the Intellectual Property

The Company has acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See “Description of Business-License Agreement.” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which the Company’s products will be developed.

No Arms’-Length Agreements

The agreements between the Company and Dr. Hummer or his affiliated entities have not been negotiated at arms-length. While the Company believes that the terms and conditions of such agreements are fair to the Company, there can be no assurances that the Company could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Ann Hawkins and Jeff Spagnola are obligated to devote their respective full time and energy to the Company’s business and each has other business activities that may require a substantial amount of time and attention. The Company will not, therefore, be entitled to the full-time and energy of such personnel.

Item 6. Other Information

Not applicable.

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Item 7. Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

IdentifySensors Biologics Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IdentifySensors Biologics Corp. (the “Company”) as of June 30, 2026 and 2025, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026 and 2025, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Stock-Based Compensation

As discussed in Note 7 to the financial statements, the Company has stock-based compensation that is based on fair value measurements. We identified the computation of stock-based compensation as a critical audit matter because of the subjectivity of the inputs and assumptions that management utilized in determining the fair value of the stock-based awards. The principal consideration for our determination that stock-based compensation estimates are a critical audit matter is that the model used to determine the grant date fair value includes a significant unobservable input of volatility, which is subject to estimation uncertainty and requires significant auditor subjectivity in evaluating that input and estimate. Volatility is based on a blend of the Company’s expected volatility and that of similar companies.

Our audit procedures related to stock-based compensation estimates include the following, among others:

•	We obtained and read the stock-based award agreements,
•	We evaluated the reasonableness of management’s significant valuation assumptions, and
•	We recomputed the fair value of each grant using management’s inputs and compared to the fair value calculated by management.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

We have served as the Company's auditor since 2022.

October 28, 2026

F-3

IdentifySensors Biologics Corp.

Balance Sheets

	June 30,	June 30,
	2026	2025
ASSETS
Current assets:
Cash	$1,599,883	$959,463
Prepaid expenses	15,151	23,623
Total current assets	1,615,034	983,086

Inventory	887,695	887,695
Property, plant and equipment	799,314	1,050,062
Operating lease right-of-use asset	80,585	73,205
Deposits	167,350	167,350
Total non-current assets	1,934,944	2,178,312
Total assets	$3,549,978	$3,161,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$103,150	$159,440
Accrued contractor expense – related party	516,250	220,000
Accrued legal	13,951	18,360
Accrued legal and accounting – related party	6,329	7,462
Accrued payroll	5,624	30,518
Note payable related party	419,456	423,616
Subscription refunds payable	9,173	9,173
Operating lease liability	80,885	73,552
Total current liabilities	1,154,818	942,121

Long term liabilities:
Operating lease liability	–	–
Total long term liabilities	–	–
Total liabilities	1,154,818	942,121

Stockholders' Equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, 3,777,167 shares issued and outstanding as of June 30, 2026 and 3,138,282 shares outstanding at June 30, 2025	378	314
Common stock, $0.0001 par value: 350,000,000 shares authorized; 47,079,716 shares issued and outstanding as of June 30, 2026 and 47,079,716 shares issued and outstanding at June 30, 2025	4,708	4,708
Additional paid-in capital	29,436,959	25,663,132
Accumulated (deficit)	(27,046,885)	(23,448,877)
Total stockholders' equity	2,395,160	2,219,277
Total liabilities and stockholders' equity	$3,549,978	$3,161,398

The accompanying notes are an integral part of these financial statements.

F-4

IdentifySensors Biologics Corp.

Statements of Operations

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2026	2025

Revenue	$–	$–
Operating expenses:
Research and development expenses	1,493,891	1,469,837
Manufacturing	6,895	169,650
Marketing	194,332	433,288
Office and administrative expenses	652,489	831,539
Compensation stock expense	898,907	376,389
Professional fees	323,018	369,099
Total operating expenses	3,569,532	3,649,802

Loss from operations	(3,569,532)	(3,649,802)

Other Income (Expense)
Interest expense	(28,594)	(37,258)
Contractor expense forgiveness – related party	–	180,000
Change in inventory reserve	–	887,695
Interest income	118	–
Total Other Income (Expense)	(28,476)	1,030,437

Loss before provision for federal income taxes	(3,598,008)	(2,619,365)
Provision for federal income taxes	–	–
Net loss	$(3,598,008)	$(2,619,365)

Net loss per common share - basic and diluted	$(0.07)	$(0.05)

Weighted average common shares outstanding - basic and diluted	47,079,716	49,780,211

The accompanying notes are an integral part of these financial statements.

F-5

IdentifySensors Biologics Corp.

Statement of Changes in Stockholders' Equity

For the years ended June 30, 2026 and 2025

	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated (Deficit)	Stockholders’ Equity
Balance – July 1, 2024	1,802,863	$181	47,523,131	$4,686	$21,152,365	$(20,829,512)	$327,720

Common stock issued for cash	–	–	10,342	2	46,539	–	46,541
Common stock converted to preferred	–	–	(453,757)	(45)	(2,134,445)	–	(2,134,490)
Preferred stock converted from common	453,757	45	–	–	2,134,445	–	2,134,490
Preferred stock issued for cash	881,662	88	–	–	3,282,488	–	3,282,576
Stock options vested	–	–	–	–	376,389	–	376,389
Warrants issued	–	–	–	65	646,399	–	646,464
Warrants revalued	–	–	–	–	158,952	–	158,952
Net loss for the period	–	–	–	–	–	(2,619,365)	(2,619,365)

Balance - June 30, 2025	3,138,282	$314	47,079,716	$4,708	$25,663,132	$(23,448,877)	$2,219,277

Preferred stock issued for cash	638,885	64	–	–	2,824,919	–	2,824,983
Stock based compensation	–	–	–	–	898,908	–	898,908
Warrants issued	–	–	–	–	50,000	–	50,000
Net loss for the period	–	–	–	–	–	(3,598,008)	(3,598,008)

Balance - June 30, 2026	3,777,167	$378	47,079,716	$4,708	$29,436,959	$(27,046,885)	$2,395,160

The accompanying notes are an integral part of these financial statements.

F-6

IdentifySensors Biologics Corp.

Statements of Cash Flow

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2026	2025

Cash from operating activities:
Net loss	$(3,598,008)	$(2,619,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Debt forgiveness income	–	(180,000)
Stock based compensation	898,907	376,389
Depreciation	402,948	391,160
Change in inventory reserve	–	(887,695)
Warrant revaluation	–	158,952
Change in lease asset	(7,380)	(6,106)
Changes in operating assets and liabilities:
Prepaid expenses	8,472	(8,947)
Change in lease liability	7,334	5,340
Deposits	–	3,875
Accounts payable, accrued liabilities and expenses	209,524	(200,605)
Accrued interest	(4,160)	(16,102)
Net cash used in operating activities	(2,082,363)	(2,983,104)

Cash flows from investing activities:
Purchase of equipment	(152,200)	(105,996)
Net cash used in investing activities	(152,200)	(105,996)

Cash flows from financing activities:
Borrowings from related parties	–	34,000
Borrowings from non-related parties	–	100,000
Repayments to related parties	–	(133,500)
Repayments to non-related parties	–	(100,000)
Issuance of stock and warrants for cash	2,874,983	3,975,581
Net cash provided by financing activities	2,874,983	3,876,081

Net change in cash	640,420	786,981
Cash - beginning of period	959,463	172,482
Cash - end of period	$1,599,883	$959,463

Supplemental Cash Flow Disclosures
Cash paid for interest	$32,800	$45,050
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these financial statements.

F-7

IdentifySensors Biologics Corp.

Notes to the Financial Statements

For the Years Ended June 30, 2026 and 2025

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation (“Company”) founded on June 11, 2020. Since inception, the Company has been engaged in the development of molecular diagnostic tests, initially for viral and bacterial pathogens and currently with a strategic focus on oncology applications, including detection of cancer-associated mutations from blood-based samples. The Company is in the process of developing and manufacturing an advanced graphene-based biosensor gene detection platform. The Company’s testing platform utilizes molecular detection with solid-state electronic biosensors that rapidly and simultaneously detect multiple test targets using a single test sample.

As of June 30, 2026, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of research and development, manufacturing inventory, formation activities, establishing agreements, and preparations to raise capital. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2026 or 2025.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of 3 months or less, are considered to represent cash equivalents. There were no cash equivalents as of June 30, 2026, and 2025.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

F-8

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense was $402,948 as of June 30, 2026, and $391,160 as of June 30, 2025.

The Company primarily follows the straight-line method of depreciation utilizing the following range of lives:

Class	Years
Software	3
Equipment	5

Property, plant, and equipment consists of the following as of June 30, 2026, and 2025:

Class	June 30, 2026	June 30, 2025
Software	$310,564	$310,564
Equipment	1,634,908	1,482,707
Accumulated Depreciation	(1,146,158)	(743,209)
Net – Property, plant, and equipment	$799,314	$1,050,062

Inventory

Inventory is stated at the lower of cost or net realizable value.

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2026.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the years ended June 30, 2026 and 2025, no interest and penalties associated with the Company’s tax positions have been recognized in the statements of operations or the balance sheet.

Research and Development Expenses

Research and development expenses are charged to expenses as incurred. Research and development expenses include, but are not limited to, product development, clinical and regulatory expenses, materials, supplies, and related subcontract expenses. The expenses assigned to molecular gene detection sensors are for product development activities, including work with outside contractors and manufacturers. The Company is advancing validation of the Check4 platform and continues to develop manufacturing processes in coordination with its contract manufacturing partners.

Research expenses are assigned to development and validation of the Check4 platform, including assays for detection of clinically relevant oncology mutations from blood-based samples. Expenses support supplies and personnel for sensor, assay, and manufacturing development, and include compensation support of key personnel and consultants supporting the Company’s commercialization strategy.

F-9

Marketing Expenses

Marketing expenses are charged to expenses as incurred. Marketing expenses include, but are not limited to, generating investment leads, advertising for investment leads, advertising, consulting related to advertising, marketing of products, ad placements, and advertising consultants.

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level I uses quoted prices in active markets for identical assets or liabilities. Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The value of warrants, stock options, and other items are deemed to be Level 3.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated based on the weighted average number of common shares outstanding during the period plus the effect of potentially dilutive common stock equivalents, including stock options, warrants to purchase the Company’s common stock, and preferred stock. For the year ended June 30, 2026, and 2025, potentially dilutive common stock equivalents not included in the calculation of diluted earnings per share because they were anti-dilutive are as follows:

	June 30,	June 30,
	2026	2025
Warrants	862,246	1,055,169
Options	2,150,888	2,483,100
Total dilutive shares	3,013,134	3,538,269

Stock-based Compensation

Stock-based compensation to employees and non-employees consists of stock options, warrants to purchase common stock, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant. The fair value of shares of common stock is based on the trading price of the Company’s share.

The Company calculates the fair values of stock options and warrant grants utilizing the Black-Scholes pricing model. Assumptions used by the Company in using the Black-Scholes pricing include: 1) volatility based on the average volatility rate of similar companies, 2) risk free interest rate based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of the grant, 3) the expected life of the option or warrant, and 4) expected cash dividend rate on shares of common stock.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to be vested during that period. The resulting stock-based compensation expense for employee awards is generally recognized on a straight-line basis over the vesting period of the award.

F-10

Common Stock Purchase Warrants

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement, or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts that (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Leases

The Company accounts for leases under FASB ASC 842 operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Prospectively, the Company will adjust the right-of-use assets for straight-line rent expense, or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

Pursuant to FASB ASC 842, the Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Assumptions made by the Company at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

Reclassifications

Certain 2026 amounts have been reclassified to conform with the 2025 presentation.

Note 2 Going Concern

The Company’s financial statements are prepared using U.S. GAAP, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the years ended June 30, 2026, and June 30, 2025, the Company had a net loss of $3,598,008 and $2,619,365 respectively. As of June 30, 2026, and June 30, 2025, the Company had an accumulated deficit of $27,046,885 and $23,448,877, respectively. The Company has not established sufficient revenue to cover its operating costs and will require additional capital to continue. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability as a going concern.

F-11

To continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources for the Company includes: the sales of equity instruments; traditional financing such as loans, and to obtain capital from management and significant stockholders sufficient to meet its minimum operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing this plan.

There is no assurance that the Company will be able to obtain sufficient additional funds needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU enhances income tax disclosures by providing information to better assess how an entity’s operations, related tax risks, tax planning and operation opportunities affect its tax rate and prospects for future cash flows. The ASU requires additional disclosures to the annual effective tax rate reconciliation including specific categories and further disaggregated reconciling items that meet the quantitative threshold. Additionally, the ASU requires disclosures relating to income tax expenses and payments made to federal, state, local, and foreign jurisdictions. The ASU was effective for fiscal years beginning after December 31, 2024. The Company has adopted the ASU in the notes to the annual financial statements for the period ending June 30, 2026, it did not have a material effect.

Note 4 Income Taxes

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, based on current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of net deferred tax assets exists as of June 30, 2026, and 2025. The Company has not filed its income tax returns for the period ended June 30, 2026; however, the estimated net operating loss carried forward is $19,177,649.

F-12

The Company’s current provision (benefit) for Federal income taxes of $0 is reconciled to the tax calculated at the statutory rate of 21% as follows:

	June 30, 2026	June 30, 2025
Federal taxes based on net loss before Federal tax expense	$(755,582)	$(550,067)
Add tax on the following:
Permanent differences	712	557
Temporary differences
Book-to-tax depreciation	38,187	42,248
Amortization of R&D expenses	(111,468)	(111,468)
Related party debt forgiveness	–	(37,800)
Stock compensation expense	188,771	79,041
Unpaid related party expenses	48,939	27,104
Unpaid related party interest	–	(1,636)
Valuation account	590,441	552,021

Provision for Federal Income Taxes	$–	$–

Significant components of deferred income tax assets and liabilities follow:

	June 30, 2026	June 30, 2025
Net operating loss carryover	$5,198,224	$4,444,396
Permanent differences	712	557
Temporary differences	164,429	(2,311)
Valuation allowance	(5,363,365)	(4,442,642)
Net deferred tax asset (liability)	$–	$–

Note 5 Leases and Commitments

The Company entered into a lease agreement effective April 1, 2022, for a facility located in Shaker Heights, Ohio. The lease is a twenty-four-month lease with twenty-four monthly payments beginning on April 1, 2022. Base payments of $1,600 are due on the first day of each month. The lease was extended for twelve months starting April 1, 2024 and ending March 31, 2025. Currently, the lease is a month-to-month lease. The Company anticipates it will lease this space for an additional twelve months. The lease is classified as an operating lease under FASB ASC 842, and a right of use asset is recorded on the balance sheet of $14,169 as of June 30, 2026, and 2025, and a liability of $14,222 as of June 30, 2026, and 2025. Operating lease costs for the year ended June 30, 2026, and 2025 were $19,200 and $20,450 respectively.

The Company also entered into a lease agreement effective March 1, 2023, for a facility located in Gainesville, Florida. The lease was a twenty-four-month lease with monthly payments beginning on March 1, 2023. The lease was extended again for twelve months starting April 1, 2026. Base payments of $7,500 are due on the first day of each month. The lease is classified as an operating lease under FASB ASC 842, and a right of use asset is recorded on the balance sheet of $66,416 and $59,036 as of June 30, 2026, and 2025 and a liability of $66,664 as of June 30, 2026, and $59,330 is recorded on the balance sheet as of June 30, 2025. Lease costs for the year ended June 30, 2026, and 2025 were $90,000 and $90,387, respectively. The lease has a renewal option, which extends the terms for an additional year. The lease can be canceled at any time by the lessor.

F-13

Cash paid on the above leases was $109,200 for the year ended June 30, 2026, and $110,837 for the year ended June 30, 2025. The weighted average term and rate was 0.75 years and 6% for 2026 and 0.71 years and 6% for 2025.

The Right-of-use assets are summarized below:

	June 30, 2026	June 30, 2025
Office Lease	$107,446	$107,446
Less accumulated amortization	(26,861)	(34,241)
Right-of-use, net	$80,585	$73,205

Amortization on the right-of-use asset is included in office and administrative expenses on the statements of operations.

Operating lease liabilities are summarized below:

	June 30, 2026	June 30, 2025
Office Lease	$80,885	$73,552
Less: current portion	(80,885)	(73,552)
Long term portion	$–	$–

Following is a maturity of annual undiscounted cash flows for operating lease liabilities as of June 30, 2026:

Maturing in fiscal year-ended 2027	$74,399
Maturing after fiscal year-ended 2027	7,501
Total	81,900
Less: Imputed interest	(1,015)
Liability recognized in the balance sheet	$80,885

Note 6 Related Party Transactions

Compensation owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, President and Secretary, Chief Marketing Officer and Sales Director for services for the year ended June 30, 2026 and 2025, was as follows:

	June 30,	June 30,
	2026	2025
Chief Executive Officer	$106,250	$40,000
Chief Financial Officer and Treasurer	40,000	–
President and Secretary	290,000	180,000
Chief Marketing Officer and Sales Director	80,000	–
	$516,250	$220,000

F-14

Amounts owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, President and Secretary, and Chief Marketing Officer and Sales Director for services are classified as accrued contractor expenses – related party on the balance sheets. During the year ended June 30, 2025, $180,000 was forgiven as noted on the statement of operations. The amounts paid to contractors during the year ended June 30, 2026 and 2025 were $143,750 and $260,000, respectively.

On July 29, 2020, the Company borrowed $150,000 from IdentifySensors Fresh Food Enterprises, LLC, (“ISFFE”) a shareholder in the Company. The note bears interest at a rate of 6% per annum. The note and accrued interest are due on July 28, 2026. Interest accrued on the note as of June 30, 2026, and June 30, 2025, were $6,166 and $17,014, respectively. The amounts are classified as notes payable – related party on the balance sheet.

On December 13, 2023, the Company borrowed $200,000 from ISFFE, a shareholder in the Company. The note bears interest at a rate of 8% per annum. The note and accrued interest are due on December 13, 2027. The Company is currently in discussions with ISFFE regarding the extension or repayment of this note. Interest accrued on the note as of June 30, 2026, and June 30, 2025, were $14,420 and $9,484, respectively. The amounts are classified as notes payable – related party on the balance sheet.

On May 1, 2024, the Company borrowed $20,000 from ISFFE, a shareholder in the Company. The note bears interest at a rate of 6% per annum. The note and accrued interest are due on May 1, 2028. Interest accrued on the note as of June 30, 2026, and June 30, 2025, were $1,447 and $920, respectively. The amounts are classified as notes payable – related party on the balance sheet.

On August 15, 2024, the Company borrowed $25,500 from ISFFE, a shareholder in the Company. The note bears interest at a rate of 8% per annum. The note and accrued interest are due on May 1, 2028. Interest accrued on the note as of June 30, 2026, and June 30, 2025, were $1,924 and $699, respectively. The amounts are classified as notes payable – related party on the balance sheet.

On December 4, 2024, the Company borrowed $100,000 from an unrelated third party. The note bears interest at a rate of 10% per annum. The note and accrued interest are payable on February 3, 2025. Interest accrued on the note as of June 30, 2025 was $0. The note and interest totaling $101,205 were paid in full on January 17, 2025.

During the years ended June 30, 2026, and June 30, 2025, the Company incurred expenses for accounting services in the amount of $102,761 and $73,744, respectively to Edward C. Hawkins & Co., Ltd., an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2026, and June 30, 2025, the Company owed Edward C. Hawkins & Co., Ltd. $4,671 and $7,462, respectively. The amount is classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2026, and June 30, 2025, the Company incurred expenses for legal services in the amount of $1,858 and $694 respectively to Hawkins and Company LLC, an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2026, and June 30, 2025, the Company owed Hawkins and Company LLC $1,658 and $0, respectively. The amounts are classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2026, and 2025, the Company incurred expenses for software development in the amount of $66,000 and $61,100, respectively, to MCO Advantage, Ltd., an entity owned 50% by the Chief Executive Officer and 50% by another related party. The balance owed to MCO Advantage, Ltd. as of June 30, 2026, and June 30, 2025, was $0 and $0, respectively.

During the years ended June 30, 2026 and 2025, the Company incurred expenses for consulting and bookkeeping services in the amount of $41,000 and $40,000, respectively to Healthcare Office Systems Inc., an entity fully owned by a 50% owner of MCO Advantage, Ltd, listed above. The balance owed to Healthcare Office Systems Inc. as of June 30, 2026, and June 30, 2025, was $0 and $0, respectively.

F-15

Note 7 Stockholders’ Equity

Authorized Capital Stock

On June 11, 2020, the Company filed a Certificate of Incorporation with the State of Delaware to authorize the Company to issue 400,000,000 shares, consisting of 350,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock. The Company has two classes of common stock, those issued under Reg. A and those issued under Reg. D. Both classes have the same voting rights and the same per share price of $4.50 as of June 30, 2026, and June 30, 2025. Reg. D investors can qualify to receive warrants whereas Reg. A investors do not qualify. Preferred stock has a share price of $4.50 per share.

	Reg A Shares	Reg D Shares	Preferred Shares
Outstanding as of July 1, 2024	43,011,731	4,511,400	1,802,863
Issued to investors	–	10,342	881,662
Converted to preferred stock	–	(453,757)	453,757
Outstanding as of June 30, 2025	43,011,731	4,067,985	3,138,282
Issued to investors	–	–	638,885
Outstanding as of June 30, 2026	43,011,731	4,067,985	3,777,167

Common Stock

During the year ended June 30, 2026, the Company had the following common stock transactions:

•	Issued 0 shares of common stock.
•	There were no conversions of common stock into preferred shares.

During the year ended June 30, 2025, the Company had the following common stock transactions:

•	Issued 10,342 shares of common stock under Reg CF for $46,541.
•	There was a conversion of 453,757 shares of common stock into 453,757 preferred shares.

Preferred Stock

During the year ended June 30, 2026, the Company had the following preferred stock transactions:

•	Issued 638,885 shares of preferred stock for cash proceeds of $2,824,983 with a par value of $0.0001 per share. The Company also received $50,000 from the issuance of warrants in connection with the preferred stock offering.
•	There were no conversions of common stock into preferred shares.

During the year ended June 30, 2025, the Company had the following preferred stock transactions:

•	Issued 881,662 shares of preferred stock for cash proceeds of $3,282,576 with a par value of $0.0001 per share.
•	There was a conversion of 453,757 shares of common stock into 453,757 preferred shares.

F-16

On May 1, 2024, the Company filed a certificate of designation with the Delaware Secretary of State to create a new series of Preferred Stock designated as Series A Preferred Stock. According to the certificate of designation, shares of Series A Preferred Stock will rank superior to shares of Common Stock and to any other series of shares designated as junior to the shares of Series A Preferred Stock. They will have equal rights to receive dividends with the shares of Common Stock. In the event of a voluntary, involuntary or deemed liquidation of the Company, holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution, before any payment is made to the holders of Common Stock, a liquidation preference of $9.00 per share. They will vote with the shares of Common Stock, voting together as a single class on an as converted basis. Upon a Change of Control or a Qualified Public Offering, each share of Series A Preferred Stock will convert into two shares of Common Stock. Voluntary conversion of shares of Series A Preferred Stock may be requested in writing from time to time, and, in this case, each share of Series A Preferred Stock will convert into one share of Common Stock.

Stock Awards

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, consultants of the Company were awarded Restricted Stock Awards in 2020. Compensation expense is recognized over the vesting period of the awards based on the par value of the stock at the issue date, which for stock awards during the year ended June 30, 2026, was $.001 per share. The stock was not traded in an open market on the date of grant and par value has been determined by the Board of Directors. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

Total shares reserved for issuance under the award plan were 9,722,222 at June 30, 2026, and 9,722,222 at June 30, 2025.

7,770,000 shares were issued under the plan as of June 30, 2025. As of June 30, 2026, 3,473,125 of those shares have fully vested, 4,296,875 of the issued shares have been forfeited. During the years ended June 30, 2026 and 2025, no shares vested or were forfeited. The vested shares are included in the outstanding number of shares of common stock.

As of June 30, 2026, there was $0 of total unrecognized compensation cost related to nonvested shares granted under the Plan.

As of June 30, 2025, there was $0 of total unrecognized compensation cost related to nonvested shares becoming vested under the Plan.

Stock Options

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, employees and consultants of the Company may be issued stock options of the Company. Compensation expense is recognized over the vesting period of the awards based on the Black-Scholes value of the stock as of the reporting period. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

The following summarizes the number of options granted and outstanding during the years ended June 30, 2026, and June 30, 2025:

Number of Shares
Outstanding, July 1, 2024:	2,483,100
Granted:	–
Expired or Forfeited:	–
Cancelled:	(222,222)
Exercised:	–
Outstanding, June 30, 2025:	2,260,878
Granted:	–
Expired or Forfeited:	(109,990)
Exercised:	–
Outstanding, June 30, 2026:	2,150,888

Exercisable, June 30, 2026:	2,150,888

F-17

No options expired during the year ended June 30, 2026, or the year ended June 30, 2025. One individual reached an agreement with the Company to cancel his stock options for warrants. The Company agreed and cancelled 222,222 stock options during the year ended June 30, 2025.

The following summarizes the vesting schedules for the options:

Date of Grant	Number of Shares	Exercise Price	Percent Vested at Date of Grant	Percent Vested Monthly Thereafter	Expiration Date
March 10, 2021	12,500	$4.00	10.00%	6.00%	March 9, 2031

September 1, 2021	2,000	$5.25	100.00%	0.00%	September 1, 2026

October 8, 2021	100,000	$4.25	0.00%	n/a	October 8, 2026

February 1, 2022	30,000	$4.25	0.00%	4.17%	February 27, 2026

February 19, 2022	30,000	$4.00	0.00%	4.17%	February 27, 2026

May 5, 2023	400,000	$4.50	0.00%	2.08%	May 4, 2028

May 5, 2023	240,000	$4.50	0.00%	n/a	May 4, 2028

July 10, 2023	30,000	$4.50	0.00%	2.08%	July 30, 2027

August 13, 2023	75,000	$4.50	100.00%	n/a	July 30, 2028

October 20, 2023	75,000	$4.50	100.00%	n/a	November 1, 2028

November 1, 2023	70,000	$4.50	0.00%	2.50%	November 1, 2028

November 1, 2023	888,888	$4.50	50.00%	2.08%	October 30, 2033

January 1, 2024	75,000	$4.50	100.00%	n/a	January 1, 2029

January 18, 2024	112,500	$4.50	100.00%	n/a	January 18, 2029

February 23, 2024	75,000	$4.50	100.00%	n/a	February 23, 2029

March 8, 2024	400,000	$4.50	10.00%	n/a	March 7, 2029

May 8, 2024	75,000	$4.50	100.00%	n/a	May 8, 2029

F-18

All options vest as described above, provided the Optionee continues to provide continuous service to the Company.

The average remaining contractual life of the options outstanding was approximately 2.68 years and 3.24 years as of June 30, 2026, and June 30, 2025, respectively.

The options were valued at fair value as determined at a valuation between $0.40 and $4.23 per share using the Black-Scholes method. The fair value of the stock options outstanding as of June 30, 2026 is estimated to be $6,612,271. An expected price volatility between 68.02% and 132.84%, a risk-free interest rate between 4.263% and 4.6492%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2026. The fair value of the stock options outstanding as of June 30, 2025 is estimated to be $5,713,364. An expected price volatility between 69.00% and 132.84%, a risk-free interest rate between 3.68% and 4.22%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2025.

At June 30, 2026, the intrinsic value of the outstanding options was $(3,036,975).

At June 30, 2025, the intrinsic value of the outstanding options was $(1,599,214).

Warrants

The Company also issued warrants to common stockholders as part of a Regulation D offering based on specified levels of investment, which are detailed as follows:

Amount Invested	Number of Warrants	Exercise Price (per share)	Aggregate Exercise Price
$100,000 to 199,999	4,750	$5.25	$24,937.50
$200,000 to 299,999	11,425	$5.25	$59,981.25
$300,000 to 399,999	20,000	$5.25	$105,000.00
$400,000 or more	30,475	$5.25	$159,993.75

During the year ended June 30, 2026, the Company issued 50,000 warrants to stockholders who had purchased shares through the preferred stock offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $5.25 per share. All warrants outstanding are exercisable as of June 30, 2026.

During the year ended June 30, 2025, the Company issued 8,826 warrants to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $5.25 per share. The Company also issued 222,223 warrants to a stockholder who purchased Series A Preferred Stock with a weighted average price of $4.50. The Company also reached an agreement with an investor who was issued stock options and warrants to cancel the stock options and originally issued warrants and issue an additional 226,972 of warrants with a weighted average price of $4.50. All warrants outstanding are exercisable as of June 30, 2025.

F-19

The following summarizes the number of warrants during the years ended June 30, 2026, and the year ended June 30, 2025, respectively:

Number of Warrants
Balance at July 1, 2024:	849,698
Granted:	458,021
Exercised:	–
Expired:	(252,550)
Balance at June 30, 2025:	1,055,169
Granted:	50,000
Exercised:	–
Expired:	(242,923)
Balance at June 30, 2026:	862,246

The fair value of the warrants outstanding at June 30, 2026, using the Black-Scholes method, is estimated at $2,147,316. An expected price volatility between 68.02% and 132.84%, a risk-free interest rate between 4.263% and 4.6492%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2026. The intrinsic value of the warrants as of June 30, 2026, is $(2,042,580).

The fair value of the warrants outstanding at June 30, 2025, using the Black-Scholes method, is estimated at $2,459,233. An expected price volatility between 69.00% and 132.84%, a risk-free interest rate between 3.68% and 4.22%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2025. The intrinsic value of the warrants as of June 30, 2025, is $(2,715,383).

Note 8 Compliance/Contingency

The Company was late to file its annual report for the year ended June 30, 2025, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $900,080 was invested during the period starting on July 1, 2025 and ending on December 17, 2025 through either Regulation D or Regulation CF.

The Company was late to file its annual report for the year ended June 30, 2024, as a result, the exemption from registration may not have been available for the sale of certain shares of common stock under Regulation A. The Company is currently only offering shares under Regulation CF and Regulation D and not offering shares pursuant to the Regulation A offering. The Company estimates that $3,766,582 was invested during the period starting on June 30, 2024 and ending on March 24, 2025 through either Regulation D or Regulation CF.

F-20

Note 9 Subsequent Events

On July 30, 2026, the Board of Directors of the Company approved, by unanimous written consent, the creation of a new series of preferred stock called Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”). The Board of Directors acted under the authority given to it by the Company's Certificate of Incorporation, which authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share. The Board of Directors designated 3,000,000 shares of preferred stock as Series A-2 Preferred Stock. The rights, preferences, powers, restrictions and limitations of these shares are set out in a Certificate of Designation, which the Board approved and authorized the Company’s officers to file with the Delaware Secretary of State. The Board of Directors reserved all shares of Series A-2 Preferred Stock for issuance only to the Company’s founders, employees, consultants, officers, directors and service providers.

Effective July 30, 2026, the Board of Directors approved by unanimous written consent an offering of warrants (the “Warrant”) to purchase shares of the Company's Series A-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock”). The Warrants were offered to certain service providers of the Company. The Board had previously approved the designation of the Series A-2 Preferred Stock, with its rights, preferences and privileges set out in a Certificate of Designation.

The Warrants give their holders the right to purchase up to an aggregate of 1,899,000 shares of Series A-2 Preferred Stock at an exercise price of $0.10 per share. Each holder may pay the purchase price of its Warrants by delivering a promissory note to the Company. Each purchase is documented in a securities purchase agreement between the Company and the holder. The Board has reserved enough shares of Series A-2 Preferred Stock to cover exercise of the Warrants.

Warrants for 1,000,000 shares (about 53% of the total) were offered to Dr. Gregory Hummer and Bruce Raben, who are members of the Board, at 500,000 shares each. Warrants for another 500,000 shares were offered to Matthew Hummer, who is the Company’s co-founder and Dr. Hummer’s son. Warrants for the remaining 399,000 shares were offered to seven other service providers. The exercise price of $0.10 per share represents a discount to the initial Series A-2 Preferred Stock price of $1.00 per share, and the resulting issuances, if exercised, would have a dilutive effect on existing stockholders. Because the Board of Directors consists solely of Dr. Hummer and Mr. Raben, the warrant grants to these individuals and the Company’s co-founder were not subject to review or approval by any independent or disinterested directors, and no fairness opinion or third-party valuation was obtained.

The Company is expected to file the Certificate of Designation for the Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”) in or about November 3, 2026. The Series A-2 Preferred shall have an initial price of $1.00 per share and the number of shares constituting the series is 3,000,000. Eligible holders of shares of Series A-2 Preferred are founders, employees, consultants, officers, directors, or other service providers of the Company. For distributions on liquidation, dissolution, winding up or a change of control, the Series A-2 Preferred ranks junior to the shares of senior securities and senior to the shares of junior securities. Senior securities include the Company’s Series A Preferred Stock. Junior securities include the Common Stock. Holders of shares of Series A-2 Preferred shall not be entitled to any dividends except as and when declared by the Board out of legally available funds, in its sole discretion. The Series A-2 Preferred has no dividend preference over the Common Stock. If the Company is liquidated, dissolved or wound up, or a change of control occurs (which is treated as a deemed liquidation), holders of shares of Series A-2 Preferred are paid after the senior securities and before the junior securities. The amount to be paid is a minimum of $3.00 per share, or a higher amount as determined by the Board in good faith after an independent appraisal of the Company, adjusted for stock splits and similar events. After payment of the Series A-2 Preferred liquidation amount, the holders of Series A-2 Preferred shall not be entitled to any further participation in any distribution of assets of the Company. If there are not enough assets to pay the full amount, holders share ratably. The Series A-2 Preferred votes together with the Common Stock as a single class on all matters, except as the law otherwise requires. Each share has one (1) vote per share. Starting on the second anniversary of issuance, a holder may convert any or all of its shares of Series A-2 Preferred into Common Stock. The Board may approve earlier conversion. Each share converts into one (1) share of Common Stock, adjusted for stock splits, stock dividends, reorganizations and similar events. When a Change of Control or a Qualified Public Offering (as defined in the Certificate of Designation) closes, each outstanding share automatically converts into two (2) shares of Common Stock, subject to the same adjustments. This does not apply to a holder who has given timely notice that it is exercising the Change of Control Put Option (as defined in the Certificate of Designation). A “Qualified Public Offering” is a firm commitment underwritten offering led by a nationally recognized underwriter, with net proceeds of at least $20,000,000. On a Change of Control, a holder may receive cash instead of automatic conversion. The cash amount is a price per share equal to the liquidation value.

F-21

Item 8 Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Description
2.1	Certificate of Incorporation dated June 11, 2020, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.2	Certificate of Amendment to the Certificate of Incorporation dated September 30, 2020, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.3	Bylaws, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.4	Certificate of Designation of Series A Convertible Preferred Stock dated January 5, 2024 (+)
2.5	Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock (+).
3.1	2020 Stock Incentive Plan, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
3.2	Form of Stock Award Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
4.1	Form of Subscription Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.1	License Agreement with IdentifySensors Fresh Food Enterprises, LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.2	Contractor Agreement with Ann Hawkins, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.3	Contractor Agreement with Jeff Spagnola, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.4	Contractor Agreement with Dr. Greg Hummer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.5	Contractor Agreement with Bruce Raben, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.6	Consulting Agreement with MedTech Review LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.7	Incubator Space License Agreement with UF Innovate/Accelerate, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.8	License Agreement with the University of Florida, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.9	Amendment No. 3 to the License Agreement with the University of Florida dated March 6, 2025 (+)
6.10	Transfer Agent Agreement with Colonial Stock Transfer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
6.11	Master Supply Agreement by and between IdentifySensors Biologics Corp. and East West Manufacturing, LLC dated August 8, 2023, incorporated by reference to the Company’s Annual Report on Form 1-K as filed with the SEC on November 6, 2023.
8.1	Escrow Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
11.1	Auditor’s Consent of Meaden & Moore dated October 28, 2026 (+)

(+)	Filed herewith

24

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Dr. Gregory Hummer
Dr. Gregory Hummer,
Chief Executive Officer and Director

Date: November 4, 2026

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Gregory Hummer	Chief Executive Officer and Director	November 4, 2026
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	November 4, 2026
Ann M. Hawkins

25